UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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VIACELL, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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245 First Street, 15th Floor
Cambridge, MA 02142
Telephone: (617) 914-3400
Fax: (617) 577-9018

April 16, 2007

Dear Stockholder:

You are cordially invited to attend the 2007 Annual Meeting of Stockholders of ViaCell, Inc. at 9:00 a.m. (local time) on May 30, 2007 at our offices located at 245 First Street (15th Floor), Cambridge, Massachusetts. The accompanying formal Notice of Annual Meeting of Stockholders and proxy statement contain the items of business expected to be considered and acted upon at the meeting, including: (a) the election of three nominees to the Board of Directors, to serve for three-year terms and until their successors are duly elected and qualified or their earlier resignation or removal; and (b) ratification of the selection of PricewaterhouseCoopers, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007. Our Board of Directors recommends that you vote FOR each of the proposals.

We hope you will be able to attend this year’s annual meeting. Whether or not you plan to attend the annual meeting, we urge you to sign and return the enclosed proxy card so that your shares will be represented at the meeting. Your vote is very important.

Sincerely,

Marc D. Beer
President and Chief Executive Officer

245 First Street, 15th Floor
Cambridge, MA 02142
Telephone: (617) 914-3400
Fax: (617) 577-9018

NOTICE OF ANNUAL MEETING
OF STOCKHOLDERS

To Be Held On May 30, 2007

Notice is hereby given that the 2007 Annual Meeting of Stockholders of ViaCell, Inc., a Delaware corporation, will be held at 9:00 a.m. (local time) on May 30, 2007 at our offices located at 245 First Street (15th Floor), Cambridge, Massachusetts, to consider and act upon the following items of business:

1. To elect Marc D. Beer, Vaughn M. Kailian and James Sigler to our Board of Directors to serve for a three-year term ending at the Annual Meeting of Stockholders in 2010 and until their respective successors are elected and qualified or their earlier resignation or removal.

2. To ratify the selection of PricewaterhouseCoopers, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007.

3. To transact such other business that may properly come before the meeting and any adjournment of the meeting.

The above matters are more fully described in the accompanying proxy statement.

Only stockholders of record at the close of business on April 9, 2007 will be entitled to receive notice of and to vote at the meeting or any adjournment. A list of all stockholders of record as of April 9, 2007 will be open for inspection for any purpose germane to the meeting for ten days before the meeting during ordinary business hours at our principal executive offices located at 245 First Street, 15th Floor, Cambridge, MA 02142 and at the annual meeting.

A copy of our Annual Report to Stockholders is being mailed to stockholders with the accompanying proxy statement. Enclosed in the Annual Report to Stockholders is our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, which includes our audited financial statements.

By Order of the Board of Directors

Marc Rubenstein
Assistant Corporate Secretary

April 16, 2007

All stockholders are invited to attend the meeting. Whether or not you plan to attend, please complete, date, sign and mail the enclosed proxy card promptly so that your shares may be represented at this meeting and to ensure a quorum. No postage is required if mailed in the United States using the accompanying envelope. If you attend the meeting, you may withdraw your proxy and vote your shares. Proxies can also be revoked by submitting a new proxy with a later date or by delivering written instructions to our Corporate Secretary.

When completing your proxy card, please sign your name as it appears printed. If signing as an attorney, executor, administrator, trustee or guardian, please give your full title. A proxy executed by a corporation must be signed by an authorized officer.

245 First Street, 15th Floor
Cambridge, MA 02142
Telephone: (617) 914-3400
Fax: (617) 577-9018

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS
To Be Held on May 30, 2007

SOLICITATION OF PROXIES

GENERAL INFORMATION ABOUT THE MEETING

Purpose of these Materials

This proxy statement and accompanying form of proxy are being furnished in connection with the solicitation of proxies by the Board of Directors of ViaCell, Inc., a Delaware corporation, for the Annual Meeting of Stockholders to be held at our offices located at 245 First Street (15th Floor), Cambridge, Massachusetts on May 30, 2007 at 9:00 a.m. (local time) and at any adjournments of the meeting. Proxies are being solicited by our Board of Directors for the purposes set forth in the Notice of Annual Meeting of Stockholders.

Who Can Vote

Each stockholder of record at the close of business on April 9, 2007 is entitled to notice of and to vote at the meeting. As of the close of business on the record date, we had 38,989,399 shares of common stock, $0.01 par value, outstanding, each of which is entitled to one vote.

How to Vote

You may vote by completing and signing your proxy card and mailing it to our transfer agent, Computershare Trust Company, N.A., in the enclosed postage-paid return envelope. Proxies returned to us or Computershare, and properly executed will be voted in accordance with stockholders’ instructions. Brokers holding shares for the account of their clients will vote such shares in the manner directed by their clients or, without such direction, may vote such shares on any matter as to which they have discretion. Any proxy card that is timely signed and returned with no other markings will be voted in accordance with the recommendation of our Board of Directors. The proxy card also gives discretionary authority to the persons named as proxies to vote the shares represented by signed and returned proxies on any other matter which was not known as of the date of this proxy statement but is properly presented for action at the annual meeting. The execution of a proxy will in no way affect your right to attend the meeting and vote in person. If you attend the annual meeting, you may vote by ballot at the meeting.

This proxy statement and accompanying proxy are first being sent or given to stockholders on or about April 20, 2007.

Revoking a Proxy

The authority granted by an executed proxy may be revoked at any time before its exercise by filing with our Corporate Secretary a written revocation or a duly executed proxy bearing a later date or by voting in person at the meeting.

Quorum

The holders of shares representing a majority of the votes entitled to be cast on a particular matter, present in person or represented by proxy, constitute a quorum as to such matter. Abstentions and broker non-votes (shares held by a broker, bank or other nominee that does not have authority, either express or discretionary, to vote on a particular matter) are counted for determining whether there is a quorum.

Vote Required for each Proposal

•	Election of directors. The three nominees for director receiving the highest number of votes FOR election will be elected as directors. This is called a plurality. Abstentions are not counted for purposes of electing directors. You may vote either FOR all of the nominees, WITHHOLD your vote from all of the nominees or WITHHOLD your vote from any one or more of the nominees. Votes that are withheld will not be included in the vote tally for the election of directors. Brokerage firms have authority to vote customers’ unvoted shares held by the firms in street name for the election of directors. If a broker does not exercise this authority, such broker non-votes will have no effect on the results of this vote.

•	Ratification of our independent registered public accounting firm. The affirmative vote of a majority of shares present or represented and entitled to vote at the meeting is required to ratify PricewaterhouseCoopers, LLP as our independent registered public accounting firm for 2007. Abstentions will be treated as votes against this proposal. Brokerage firms have authority to vote customers’ unvoted shares held by the firms in street name on this proposal. If a broker does not exercise this authority, such broker non-votes will have no effect on the results of this vote. We are not required to obtain the approval of our stockholders to select our independent registered public accounting firm. However, if our stockholders do not ratify the selection of PricewaterhouseCoopers, LLP as our independent registered public accounting firm for 2007, the Audit Committee of our Board of Directors will reconsider its selection.

Solicitation of Proxies and Estimated Costs of Solicitation

The solicitation is being made by mail. We may also use our officers, employees and consultants to solicit proxies from stockholders either in person or by telephone, facsimile, e-mail or regular mail without additional compensation. We will pay the cost for solicitation of proxies, including preparation, assembly and mailing the proxy statement and proxy. Such costs normally include charges from brokers and other custodians, nominees and fiduciaries for the distribution of proxy materials to the beneficial owners of our common stock. We estimate that the costs will total approximately $95,000.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Board of Directors currently has seven members. Our directors are divided into three classes serving staggered three-year overlapping terms, with one class of directors elected at each annual meeting of stockholders.

The term of office of Marc D. Beer, Vaughn M. Kailian and James Sigler will expire at the 2007 annual meeting. They have each been nominated for re-election to a term of office expiring in 2010. Unless the proxy withholds authority to vote for these directors or is a broker non-vote, the shares represented by such proxies will be voted for the re-election of each of Mr. Beer, Mr. Kailian and Mr. Sigler to serve for a three-year term ending at our annual meeting in 2010 and until their respective successors are elected and qualified or their earlier resignation or removal. If any of these nominees is unable to serve, the shares represented by the enclosed proxy will be voted for such other candidate as may be nominated by the Board of Directors. We know of no reason why any nominee would be unable or unwilling to accept nomination or election.

OUR BOARD OF DIRECTORS RECOMMENDS THE RE-ELECTION OF MARC D. BEER, VAUGHN M. KAILIAN AND JAMES SIGLER.

Director Biographies

Nominees for Re-Election
Marc D. Beer (age 42)	Mr. Beer joined us as our President and Chief Executive Officer and a member of the Board of Directors in April 2000. Until January 2004, he also served as chairman of our Board of Directors. Prior to joining ViaCell, from 1996 until April 2000, Mr. Beer served in various positions at Genzyme Corporation, most recently serving in the role of Vice President, Global Marketing for Genzyme Therapeutics Worldwide, a division of Genzyme Corporation. Mr. Beer has more than 15 years’ experience in profit and loss management, sales and marketing management, and research and development program management in therapeutic, surgical, and in vitro diagnostic systems businesses. He also serves on the governing body of the Emerging Companies section of the Biotechnology Industry Organization (BIO). Mr. Beer has a B.S. degree from Miami University (Ohio).

Vaughn M. Kailian (age 62)	Mr. Kailian has served as a director and chairman of the Board of Directors since January 2004. Mr. Kailian is a General Partner of MPM Capital L.P. and has served in that role since May 2005. Before joining MPM, he served as vice chairperson of Millennium Pharmaceuticals, Inc. from February 2002 until December 2004, and was head of the Millennium commercial organization. Mr. Kailian was Chief Executive Officer, President, and a director of COR Therapeutics, Inc. from 1990 until its acquisition by Millennium in 2002. He also serves as a director of Cephalon, Inc., Memory Pharmaceuticals and NicOx, S.A., all of which are public companies, and Elixir Pharmaceuticals, Inc., Windhover Information, Inc., Ikaria, Inc. and Cerimon Pharmaceuticals, Inc., all of which are private companies. Mr. Kailian also serves as a member of the Board of BIO Ventures for Global Health. Mr. Kailian has a B.A. degree from Tufts University.

James Sigler (age 46)	Mr. Sigler has served as a director since July 2005. Mr. Sigler served as Vice President, Manufacturing of RenaMed Biologics, Inc. from March 2006 to March 2007. Prior to joining RenaMed, Mr. Sigler was Vice President, Operations and Clinical Supply for Acceleron Pharma, Inc. from August 2004 to March 2006. Prior to joining Acceleron Pharma, he served as a consultant for a number of biotechnology and healthcare related companies from January 2003 to August 2004, and as Vice President, Manufacturing and Development and Vice President, Manufacturing for Curis, Inc. from 1998 to December 2002. Previously, Mr. Sigler was a divisional head of manufacturing at Genzyme Corporation. Mr. Sigler has over twenty years of management experience, including fifteen years in the development, manufacturing, and quality management of biological, cell therapy and small molecule products. He also spent five years on active duty in the U.S. Navy, serving as a nuclear propulsion-trained officer on board USS Enterprise. Mr. Sigler received a B.S. degree from Cornell University and an M.B.A. degree from Harvard Business School.

Director with Term Expiring in 2008
Barbara Bierer, M.D. (age 53)	Dr. Bierer has served as a director since June 2005. Dr. Bierer is a Professor of Medicine at Harvard Medical School and has served as Senior Vice President, Research at Brigham and Women’s Hospital since 2003. Dr. Bierer served as Vice President, Patient Safety and the Director of Patient Safety at the Dana Farber Cancer Institute from July 2002 until she assumed her current positions. From September 1997 to July 2002, Dr. Bierer served as the Chief of the Laboratory of Lymphocyte Biology at the National Heart, Lung and Blood Institute at the National Institutes of Health. Dr. Bierer has been a member of our medical and scientific advisory board since 2001. Dr. Bierer is President and serves on the Board of Directors of the Association for the Accreditation of Human Research Protections, a non-profit organization. Dr. Bierer has a B.S. degree in Biology from Yale University and received her M.D. from Harvard Medical School.

Directors with Terms Expiring in 2009
Paul Blake, MB, FRCP, FCP, FFPM (age 59)	Dr. Blake has served as a director since July 2005. Dr. Blake is the Chief Medical Officer of AviGenics, Inc., a role he has held since January 2007. From February 2005 until August 2006, Dr. Blake served as Executive Vice President, Worldwide Medical and Regulatory Operations, for Cephalon, Inc. Prior to that, Dr. Blake served as Senior Vice President, Clinical Research and Regulatory Affairs, for Cephalon from March 2001 to February 2005. Prior to joining Cephalon, Dr. Blake served as Chief Medical Officer for MDS Proteomics, Inc., a division of MDS International. Previously, he was Senior Vice President and Medical Director for SmithKline Beecham Pharmaceuticals with responsibility for its worldwide clinical research and development operations. He also served as President and Chief Executive Officer of Proliance Pharmaceuticals, Inc. and held other senior clinical research and development positions with ICI Pharmaceuticals, now part of AstraZeneca, and G.D. Searle & Co. Dr. Blake also serves on the Board of Directors for Protez Pharmaceuticals. Dr. Blake qualified in medicine at London University and is a fellow of the American College of Clinical Pharmacology and the Royal College of Physicians in the United Kingdom.

Paul Hastings (age 47)	Mr. Hastings has served as a director since November 2000. Mr. Hastings is President and Chief Executive Officer of OncoMed Pharmaceuticals, Inc. and has served in that role since January 2006. From February 2002 to September 2005, he was President and Chief Executive Officer of QLT, Inc. Prior to joining QLT, from 2001 until January 2002, Mr. Hastings served as President and Chief Executive Officer of Axys Pharmaceuticals Inc. prior to Axys’ merger with Celera Genomics, an Applera company. From April 1999 until January 2001, he was President of Chiron Corporation’s BioPharmaceuticals Division. Prior to joining Chiron, Mr. Hastings was President and Chief Executive Officer of LXR Biotechnology and President of Genzyme Therapeutics Worldwide, a division of Genzyme Corporation. He also serves as a director of Arriva Pharmaceuticals and Cerimon Pharmaceuticals, Inc. Mr. Hastings has a B.S. degree in pharmacy from the University of Rhode Island.

Jan van Heek (age 58)	Jan van Heek has served as director since September 2002. Mr. van Heek has served at various positions at Genzyme Corporation since 1991, including Executive Vice President, Therapeutics and Genzyme Tissue Repair, and Executive Vice President, Therapeutics and Genetics. From August 2003 through March 2004, Mr. van Heek was responsible for Genzyme’s Biosurgery, Genetics and Pharmaceuticals business unit and global manufacturing of therapeutic and biosurgery products. He currently serves in a part-time capacity as an advisor to Genzyme’s Chief Executive Officer. Mr. van Heek established Genzyme’s European offices and has played a key role in developing the company’s strategic vision. Prior to joining Genzyme, Mr. van Heek held various senior management positions at Baxter Healthcare Corporation, including vice president and general manager of its Fenwal Division. He also serves as a director of PanGenetics, B.V. and Zelos Therapeutics, Inc. Mr. van Heek has an M.B.A. degree from St. Gallen University in Switzerland and holds an executive degree in business from Stanford University.

On April 4, 2007, Denise Pollard-Knight and James Tullis, each of whom were in the class of directors whose terms expire at our 2008 annual meeting, resigned from the Board of Directors.

CORPORATE GOVERNANCE

Director Independence

In March 2007, the Board of Directors determined that all of our directors, other than Marc D. Beer, our President and Chief Executive Officer, and James Sigler, one of our non-employee directors, satisfied the independence requirements of The Nasdaq Global Market, or Nasdaq. Mr. Sigler was not considered independent at the time due to Mr. Beer’s role as a member of the compensation committee of RenaMed Biologics where Mr. Sigler was an executive officer until March 2007. Mr. Sigler resigned from his employment with RenaMed Biologics in March 2007. As a result, the Board of Directors is no longer precluded from determining that Mr. Sigler satisfies Nasdaq’s independence requirements.

Our Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee consist solely of independent directors, as defined by Nasdaq. The members of our Audit Committee also meet the additional SEC and Nasdaq independence and experience requirements applicable specifically to members of the Audit Committee. In addition, all of the members of our Compensation Committee are “non-employee directors” within the meaning of the rules of Section 16 of the Securities Exchange Act of 1934, as amended, or the Securities Exchange Act, and “outside directors” for purposes of Internal Revenue Code Section 162(m).

In making its determination about independence, the Board of Directors considered the following transactions and relationships and determined that they do not impact the independence of Mr. van Heek or Dr. Bierer:

•	Jan van Heek serves in a part-time capacity as an advisor to the Chief Executive Officer of Genzyme Corporation and was an executive officer at Genzyme until April 2004. In December 2004, we entered into a Research Agreement with Genzyme Corporation related to our preclinical diabetes program.

•	Barbara Bierer is a member of our medical and scientific advisory board. The total compensation paid to Dr. Bierer for her advisory board services in 2006 is set forth in “Director Compensation.”

Board Meetings and Participation

The Board of Directors held ten meetings in 2006. During this period, our non-employee directors met five times in regularly scheduled executive sessions at which only non-employee directors were present. Each of our current directors participated in 75% or more of the aggregate number of meetings of the Board of Directors and of the committees on which he or she is a member. The Board of Directors does not have a formal policy requiring attendance by the directors at the annual meetings of stockholders; however, all of our directors attended our 2006 annual meeting.

Board Committees

The Board of Directors has a standing Nominating and Corporate Governance Committee, Audit Committee, Compensation Committee and Regulatory Compliance Committee. Current copies of the charters of each of the committees are available in the Governance section of the Investor Information section of our website at www.viacellinc.com. The charter of the Audit Committee is also attached as Appendix A to this Proxy Statement.

The members, functions and other information about the committees are as follows:

Nominating and Corporate Governance Committee

The members of our Nominating and Corporate Governance Committee are Vaughn Kailian, Paul Hastings and Jan van Heek. Mr. Kailian is the chair of the committee. The committee held three meetings in 2006. Consistent with its charter, the committee’s purpose and primary responsibilities are to identify individuals qualified to become directors; to recommend to the Board of Directors the selection of director nominees for the next annual meeting of stockholders; to develop and recommend to the Board of Directors a set of corporate governance principles; to oversee the evaluations of the Board and the standing Board committees; and to oversee the Board’s dealings with management and the standing Board committees. The committee also assists the Board of Directors in addressing matters regarding corporate governance and establishing the functions, duties and composition of the standing committees of the Board of Directors.

In assessing nominees for the Board of Directors, the committee first assesses nominees against certain minimum qualifications. Such qualifications include being able to read and understand basic financial statements, being highly knowledgeable and accomplished in the area of expertise that the committee is looking to have represented by that board seat, and having the highest personal integrity and ethics. The committee also considers such factors as having sufficient time to devote to the business affairs of ViaCell, demonstrated ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of our stockholders. The committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the Board of Directors, the operating requirements of ViaCell and the long-term interests of stockholders. In conducting this assessment, the committee considers diversity, age, skills, and such other factors as it deems appropriate given the current needs of the Board of Directors and ViaCell, to maintain a balance of knowledge, experience and capability. In the case of incumbent directors whose terms of office are set to expire, the committee reviews such directors’ overall service to ViaCell during their term, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair such directors’ independence. Based on these considerations, the committee unanimously recommended to the Board of Directors the re-election of each of Marc D. Beer, Vaughn M. Kailian and James Sigler.

The Nominating and Corporate Governance Committee does not have a formal written policy with regard to candidates recommended by stockholders for membership on the Board of Directors, but will consider nominations from stockholders when properly submitted in accordance with our By-laws. The committee does not believe that a formal written policy is necessary because it believes that the process currently used by the committee, as described in this section, is appropriate for identifying and selecting future Board members. Our By-laws provide that nominations for election as directors may be made by any stockholder entitled to vote in the election of directors. A stockholder may nominate a person for election as a director at an annual meeting only if written notice of such stockholder’s intent to make such nomination has been given to our Corporate Secretary in accordance with our By-laws. The notice requirements for our 2008 Annual Meeting of Stockholders are described in “Stockholder Proposals for the 2008 Annual Meeting” in this proxy statement. Each notice of intent to make a director nomination must set forth: (i) the name, age, business address and, if known, residence address of each such nominee, (ii) the principal occupation or employment of such nominee, (iii) the number of shares of our stock which are beneficially owned by such nominee, (iv) a description of all arrangements or understandings between the stockholder and such nominee and any other person or persons (naming such person or persons) pursuant to which the nominations are to be made by the stockholder, and (v) any other information concerning the nominee that must be disclosed as to nominees in proxy solicitations pursuant to proxy rules and regulations under the Securities Exchange Act, including such person’s written consent to be named as a nominee and to serve as a director if elected. We may require any proposed nominee to furnish such other information as may we reasonably require in order to determine the eligibility of such proposed nominee to serve as a director. No director candidates have ever been nominated by a stockholder. If the committee were to receive a recommendation for a director candidate from a stockholder, the committee expects that it would evaluate such a candidate in the same manner as it evaluates all other nominees.

Audit Committee

The members of our Audit Committee are Vaughn Kailian and Jan van Heek. Denise Pollard-Knight was a member of the committee until her resignation from the Board of Directors on April 4, 2007. The Board of Directors plans to appoint a director to replace Dr. Pollard-Knight on the committee within the time period required by Nasdaq. Mr. van Heek is the chair of the committee. The Board of Directors has identified Mr. Kailian and Mr. van Heek as Audit Committee financial experts. The committee held eleven meetings in 2006. Consistent with its charter, the committee assists our Board of Directors with its oversight responsibilities regarding the integrity of our financial statements and the audit process; our compliance with legal and regulatory requirements; and the qualifications, independence and performance of our independent registered public accounting firm. The committee has direct and sole responsibility for the appointment, compensation, retention, oversight and replacement, if necessary, of our independent registered public accounting firm.

Compensation Committee

The members of our Compensation Committee are Paul Hastings and Paul Blake. Dr. Blake became a member of the committee in February 2007, replacing Jan van Heek. James Tullis was a member of the committee until his resignation from the Board of Directors on April 4, 2007. Mr. Hastings is the chair of the committee. The committee held seven meetings in 2006. Consistent with its charter, the committee provides assistance to the Board of Directors in developing and evaluating potential candidates for executive positions and oversight of executive succession plans; evaluating, reviewing and recommending to the Board of Directors for approval our compensation plans, policies and programs, including those regarding executive compensation and benefits provided to executive officers and other employees upon retirement or other termination of employment; administering our compensation plans, policies and programs; determining and approving, either on its own or together with our other independent directors, as directed by the Board of Directors, the compensation of the Chief Executive Officer and our other executive officers; reviewing and recommending to the Board of Directors the corporate goals and objectives relevant to the compensation of our executive officers, and evaluating the performance of our executive officers in light of those goals and objectives; making recommendations to the Board of Directors regarding compensation of directors; and producing an annual report on executive compensation for inclusion in our proxy materials in accordance with applicable rules and regulations.

Regulatory Compliance Committee

The members of our Regulatory Compliance Committee, which was formed in March 2006, are Barbara Bierer and James Sigler. Dr. Bierer is the chair of the committee. The committee met six times in 2006. The Regulatory Compliance Committee assists the Board of Directors in evaluating and monitoring our quality systems and our programs for ensuring compliance with applicable laws and regulations in the areas of clinical and commercial manufacturing and tissue processing.

Stockholder Communications with our Board of Directors

Generally, stockholders who have questions or concerns should contact our Investor Relations department at (617) 914-3494. However, stockholders who wish to address questions or concerns regarding our business directly with the Board of Directors, or any individual director, should direct questions in writing to ViaCell, Inc., Attention: Corporate Secretary, 245 First Street, Cambridge, Massachusetts, 02142. Questions and concerns will be forwarded directly to the appropriate directors.

Code of Ethics

We have adopted a Corporate Code of Business Conduct and Ethics for our directors, executive officers (including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions) and employees. Our Corporate Code of Business Conduct and Ethics is available under Governance in the Investor Information section of our website at www.viacellinc.com. We intend to disclose any amendments to, or waivers from, our Corporate Code of Business Conduct and Ethics on our website. Stockholders may request a free copy of our Corporate Code of Business Conduct and Ethics by writing to us at ViaCell, Inc., 245 First Street, 15th Floor, Cambridge, Massachusetts 02142, Attention: Investor Relations.

PROPOSAL 2 — RATIFICATION OF THE SELECTION OF
OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected PricewaterhouseCoopers, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007. PricewaterhouseCoopers, LLP served as our independent registered public accounting firm for the fiscal years ended December 31, 2006 and December 31, 2005. If our stockholders do not ratify the selection of PricewaterhouseCoopers, LLP as our independent registered public accounting firm, the Audit Committee will reconsider its selection. Representatives of PricewaterhouseCoopers, LLP will attend the annual meeting, have the opportunity to make a statement if they so desire, and be available to respond to appropriate questions.

THE AUDIT COMMITTEE AND THE BOARD OF DIRECTORS RECOMMEND RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS, LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2007.

AUDIT MATTERS

Audit Committee Report

The Audit Committee of the Board of Directors consists of two directors each of whom, our Board of Directors has determined, satisfy the applicable independence standards of the Nasdaq Global Market and the rules and regulations of the Securities and Exchange Commission. The Board of Directors has adopted a written charter for the Audit Committee.

In the course of its oversight of our financial reporting process, the Audit Committee has (1) reviewed and discussed with management our audited consolidated financial statements for the fiscal year ended December 31, 2006, (2) discussed with PricewaterhouseCoopers, LLP, our independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, and (3) received the written disclosures and the letter from PricewaterhouseCoopers, LLP required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees and discussed with PricewaterhouseCoopers, LLP their independence.

Based on the foregoing review and discussions, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2006 for filing with the Securities and Exchange Commission.

Submitted on April 13, 2007 by the members of the Audit Committee of ViaCell’s Board of Directors.

Jan van Heek (Chair)
Vaughn M. Kailian

Audit and Other Fees

The following table summarizes the fees billed to us by PricewaterhouseCoopers, LLP for professional services rendered for the fiscal years 2006 and 2005.

	Fiscal 2006	% of	Fiscal 2005	% of
Fee Category	Fees	Total	Fees	Total

Audit Fees	$793,000	80%	$457,000	91%
Audit-Related Fees	105,000	10%	—	—
Tax Fees	96,000	10%	44,000	9%
All Other Fees	—	—	—	—

Total Fees	$994,000	100%	$501,000	100%

Audit Fees for 2006 included fees for the review of our annual consolidated financial statements included in our Annual Report on Form 10-K for fiscal year 2006 and the interim consolidated financial statements included in our Quarterly Reports on Form 10-Q; work related to the audit of management’s assessment of the effectiveness of our internal controls over financial reporting required by Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations; and fees for other services that are normally provided by PricewaterhouseCoopers, LLP in connection with statutory and regulatory filings. Audit fees for 2005 were for review of our annual consolidated financial statements included in our Annual Report on Form 10-K for fiscal year 2005 and the interim consolidated financial statements included in our Quarterly Reports on Form 10-Q. 2005 audit fees also included fees for services that are normally provided by PricewaterhouseCoopers, LLP in connection with statutory and regulatory filings.

Audit-Related Fees include fees for diligence activities related to strategic opportunities.

Tax Fees are fees for tax compliance, planning and advisory services other than those that relate specifically to the audits and reviews of our consolidated financial statements.

The Audit Committee has concluded that the provision of the non-audit services listed above is compatible with maintaining the independence of PricewaterhouseCoopers, LLP.

In 2006, the Audit Committee approved all audit and permissible non-audit services prior to such services being provided by PricewaterhouseCoopers, LLP. The Audit Committee has delegated authority to its Chairman to approve audit or non-audit services prior to the engagement of PricewaterhouseCoopers, LLP for such service. Each such service approved by the Chairman is to be discussed with the entire Audit Committee at a subsequent meeting. SEC rules permit an audit committee to approve a de minimis amount of non-audit services after the services begin but before completion of the audits for the relevant years. As noted above, the Audit Committee did not approve any services under this exception in 2006.

PRINCIPAL STOCKHOLDERS

The table below provides information about the beneficial ownership of our common stock as of April 5, 2007 by (1) each person we know to beneficially own more than five percent of our outstanding capital stock, (2) each of our current directors, (3) each of our named executive officers and (4) all current directors and executive officers as a group. Except as indicated in the table or footnotes or pursuant to community property laws, each stockholder named in the table has sole voting and investment power with respect to the shares opposite that stockholder’s name. Beneficial ownership is determined in accordance with SEC rules. The information does not necessarily indicate beneficial ownership for any other purpose.

The “Percentage of Shares Outstanding” column below is based on 38,987,899 shares of common stock outstanding as of April 5, 2007. Options and warrants to purchase shares of our common stock that are currently exercisable or exercisable within 60 days after April 5, 2007 are deemed to be outstanding and beneficially owned by the person holding those options or warrants for the purpose of computing that person’s percentage ownership, but are not treated as outstanding for the purpose of computing any other person’s percentage ownership.

	Number of Shares	Percentage of
Name and Address of Beneficial Owners(1)	Beneficially Owned	Shares Outstanding (%)

MPM Asset Management LLC affiliated funds and individuals(2)	5,618,459	14.2%
111 Huntington Avenue Boston, MA 02199
HealthCor Management, L.P.(3)(†)	3,350,000	8.6
Carnegie Hall Tower, 152 W. 57th Street, 47th Floor New York, New York 10019
Amgen Inc.(4)	3,060,000	7.7
One Amgen Center Drive Thousand Oaks, California 91320-1799
Marc D. Beer(5)	900,000	2.3
Mary Thistle(5)	161,561	*
Stephen G. Dance(5)	151,467	*
Vaughn M. Kailian(5)	130,000	*
Barbara Bierer, M.D.(6)	62,592	*
Paul Hastings(7)	53,291	*
Jan van Heek(8)	45,875	*
Anne Marie Cook(5)	31,875	*
Paul Blake(5)	25,000	*
James Sigler(5)	25,000	*
Jim Corbett(5)	25,000	*
Stephan Wnendt	—	—
All current executive officers and directors as a group (11 persons)(9)	1,611,661	4.0

*	Indicates less than 1%.

†	Indicates that “Number of Shares Beneficially Owned” is computed based on publicly available information.

(1)	Unless otherwise indicated, the address of each stockholder is ViaCell, Inc., 245 First Street, 15th Floor, Cambridge, Massachusetts 02142.

(2)	Consists of 4,578,941 shares held by BB BioVentures, L.P. (“BB BioVentures”), 335,628 shares held by MPM BioVentures Parallel Fund, L.P. (“MPM Parallel”), 25,283 shares held by MPM Asset Management Investors 2000A LLC (“MPM Asset”), 130,880 shares held by MPM BioVentures II-QP, L.P. (“BV QP”),

14,444 shares held by MPM BioVentures II, L.P. (“BV II”), 46,089 shares held by MPM BioVentures GmbH & Co. Parallel-Beteiligungs KG (“BV KG”), 2,715 shares held by MPM Asset Management Investors 2001 LLC (“Asset 2001”) and 41,146 shares held by MPM Founders LLC. Also includes warrants to purchase 433,333 shares of common stock held by BB BioVentures that are exercisable within 60 days of April 5, 2007. BB BioVentures is under common control with MPM Parallel and MPM Asset. BAB BioVentures L.P. (“BAB BV”), BAB BioVentures NV and MPM BioVentures I LLC (“BioVentures LLC”) are the direct and indirect general partners of BB BioVentures. MPM BioVentures I L.P. (“BioVentures LP”) and BioVentures LLC are the direct and indirect general partners of MPM Parallel. MPM Asset Management II, L.P. and MPM Asset Management II LLC are the direct and indirect general partners of BV QP, BV II and BV KG.

Also includes options to purchase 10,000 shares of common stock held by Ansbert Gadicke, one of our former directors, which are currently exercisable or exercisable within 60 days of April 5, 2007. Mr. Gadicke is a manager of BioVentures LLC and MPM Asset. MPM Asset Management II, L.P. (“AM II GP”) and MPM Asset Management II LLC (“AM II LLC”) are the direct and indirect general partners of BV QP, BV II and BV KG. Mr. Gadicke is a member of Asset 2001, AM II LLC and MPM Founders LLC.

(3)	Consists of shares owned by certain accounts managed by HealthCor Management, L.P. in a fiduciary or representative capacity. Accordingly, persons other than HealthCor Management, L.P. have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such shares; however, no such person has an interest that relates to more than five percent of the class.

(4)	Includes a fully-exercisable warrant to purchase 560,000 shares of common stock.

(5)	Consists solely of options currently exercisable or exercisable within 60 days of April 5, 2007.

(6)	Includes 53,188 options currently exercisable or exercisable within 60 days of April 5, 2007.

(7)	Includes 50,000 options currently exercisable or exercisable within 60 days of April 5, 2007.

(8)	Includes 45,000 options currently exercisable or exercisable within 60 days of April 5, 2007.

(9)	Includes 1,598,091 options currently exercisable or exercisable within 60 days of April 5, 2007.

DIRECTOR COMPENSATION

Each director who is not one of our employees receives compensation from us for his or her services as a member of our Board of Directors and its committees. In 2006, our non-employee directors received the following compensation for service as directors:

	Cash	Option	All Other
	Compensation	Awards	Compensation	Total
Name	($)	($)	($)	($)

Barbara Bierer	$50,000	$73,752	$16,500	$140,252
Paul Blake	42,000	71,519	—	113,519
Paul Hastings	59,000	72,797	—	131,797
Jan van Heek	81,000	76,444	—	157,444
Vaughn Kailian	188,082	277,860	—	465,942
Denise Pollard-Knight(1)	58,000	104,118	—	162,118
James Sigler	46,000	71,519	400	117,919
James Tullis(1)	52,000	104,118	—	156,118

(1)	Dr. Pollard-Knight and Mr. Tullis resigned from the Board of Directors on April 4, 2007.

The components of the director compensation set forth in the above table are as follows:

Cash Compensation

Until our 2006 annual meeting, each non-employee director received an annual retainer of $10,000, $2,000 for each board meeting attended (or $1,000 for each such meeting attended by telephone conference call) and $1,000 for each committee meeting attended ($2,000, if chair of the committee). Mr. Kailian, who serves as chairman of the Board of Directors, received an annual retainer of $100,000, but did not receive additional fees for attending meetings of the Board of Directors or of any committee on which he serves. Retainers payable to non-employee directors in 2006 under this cash compensation package were pro rated from the beginning of 2006 until our 2006 annual meeting.

Effective as of our 2006 annual meeting, each non-employee director (other than the chairman) receives an annual retainer of $40,000 and an additional annual retainer for serving on the standing committees of the Board of Directors. The annual retainers for participation on a committee are as follows: $20,000, $12,000, $8,000 and $5,000, respectively, for the chairs of the Audit Committee, the Compensation Committee, the Regulatory Compliance Committee, and the Nominating and Corporate Governance Committee; and $10,000, $6,000, $4,000 and $3,000, respectively, for the non-chair members of the Audit Committee, the Compensation Committee, the Regulatory Compliance Committee, and the Nominating and Corporate Governance Committee. Non-employee directors no longer receive fees for attending meetings of the Board of Directors or its standing committees. Non-employee directors are entitled to receive $1,000 for attending meetings of special (non-standing) committees of which they are a member. Mr. Kailian, the chairman of the Board of Directors, receives an annual retainer of $150,000 but does not receive additional fees for participation on Committees or for attending meetings of the Board of Directors or of any committee on which he serves. Retainers payable to non-employee directors in 2006 under this new cash compensation package were pro rated from the 2006 annual meeting through the end of 2006.

Option Awards

Each non-employee director (other than the chairman) receives an option to purchase 30,000 shares of our common stock upon such director’s initial election to the Board of Directors (such options vesting as to 25% of the shares on the grant date and 25% of the shares on the first three anniversaries of the grant date). Each non-employee director (other than the chairman) also receives an option to purchase 15,000 shares of our common stock following each annual stockholders meeting (such options to vest in twelve equal monthly installments beginning on the grant date). As a result, on May 19, 2006, all of our non-employee directors, other than Mr. Kailian, received options to purchase 15,000 shares of our common stock with an exercise price of $5.03. Upon his election as chairman in January 2004, Mr. Kailian was granted a stock option to purchase 160,000 shares of common stock at $5.00 per share vesting quarterly in 16 equal installments. The stock options granted to non-employee directors have ten year terms. Non-employee directors have three years following the termination of their service to us as a director to exercise options that have vested as of the termination date.

The “Option Awards” values set forth in the table represent the stock-based compensation expense recorded by us in 2006 for all outstanding stock options held by the non-employee director measured using the Black-Scholes option pricing model at the option grant date based on the fair value of the option award. The stock-based compensation expense associated with each option award is recognized on a straight-line basis over the requisite service period. The grant date fair value of the May 19, 2006 option grants to non-employee directors was $42,479 using the Black-Scholes option pricing model. In calculating the stock-based compensation expense disclosed in the table and the grant date fair value of the option grants, we used the assumptions described in Note 2 — Summary of Significant Accounting Policies — Stock-Based Compensation in the Notes to the Consolidated Financial Statements included as part of our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, excluding assumptions related to forfeitures.

All Other Compensation

Dr. Bierer receives payments from us in connection with her work as a member of our medical and scientific advisory board. In 2006, we paid Dr. Bierer a $10,000 annual retainer, plus $3,000 for every full day advisory board meeting attended in person, $1,500 for half day meetings attended in person, and $500 for meetings attended by telephone. The total compensation paid to Dr. Bierer for her advisory board services in 2006 is set forth in “All Other Compensation.”

Mr. Sigler is sometimes asked to participate in the meetings of our medical and scientific advisory board. The compensation paid to Mr. Sigler for such services in 2006 is set forth in “All Other Compensation.”

Reimbursement of Expenses

We also reimburse all of our non-employee directors for expenses incurred in attending meetings of the Board of Directors and its committees. The amounts set forth in the table do not include reimbursement of expenses.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Compensation Philosophy

Our compensation program is designed to ensure that compensation of all of our employees, including our Chief Executive Officer and other executive officers, is closely aligned with corporate performance on both a short-term and long-term basis. We aim for a competitive compensation program that will help us attract, motivate and retain high performing employees who will contribute to our efforts to build value for our shareholders.

Consistent with this philosophy, we make a significant portion of the compensation paid to our executive officers dependent on the achievement of corporate performance goals. Executive officers are also assessed based on their individual contribution to achievement of corporate goals. Exceptional corporate performance, combined with exceptional individual performance, will typically result in higher compensation for an executive officer. Corporate or individual performance that does not meet expectations will result in executive compensation that is lower than targeted. The Compensation Committee uses data from benchmarking against peer group companies to identify the appropriate ranges for a competitive compensation program, typically with the intent of targeting base, bonus and total compensation for executive officers, including the Chief Executive Officer, close to the 50th percentile of our peer group with variations above or below these ranges dependent on individual and corporate performance, and the long-term contributions that the executive is expected to make to the company.

Our executive compensation program has three basic components: base salary, annual cash bonuses and stock option grants. The decisions of our Compensation Committee in each of these areas are supported by disciplined processes that include:

•	Establishing a formal peer group of companies to be used for all baseline comparisons related to executive compensation and equity programs;

•	Adopting guidelines for annual cash bonus awards tied to performance ratings, with both a minimum threshold of achievement for bonus payments as well as the opportunity to recognize exceptional performance;

•	Working closely with management on establishing annual corporate performance goals and conducting reviews of progress against such goals at regularly scheduled Compensation Committee meetings;

•	Standardizing compensation cycles to ensure a single annual focal point for performance reviews and resulting compensation awards;

•	Adopting stock option grant guidelines for all new hire option grants; and

•	Standardizing the process and adopting guidelines for annual merit option grants.

Annual compensation reviews for all of our employees, including our Chief Executive Officer and other executive officers, typically occur in the first quarter of each year based on performance for the preceding year.

Compensation Data Analysis

The Compensation Committee has engaged Radford Consulting, a division of AON Corporation, as its compensation consultant to provide general advice and guidance to the Committee. The consultant’s responsibilities include recommending the relevant peer group to be used for baseline comparisons, providing objective, competitive data analysis on compensation elements, sharing insight on changing compensation practices and trends, and educating the Committee on specific details of compensation alternatives. The consultant reports directly to the Compensation Committee. The consultant’s fees are paid by the company. All services to be performed by the consultant are approved by the Committee. The consultant works directly with management including the Chief Executive Officer, the Chief Financial Officer, the Director of Human

Resources and other employees as needed to obtain data required by the Committee. In 2006, in addition to support given to the Compensation Committee, the consultant worked on two specific projects with management, each of which was approved by the Committee. The projects focused on the development of a broad-based salary program and revision of our non-executive stock option granting practices and grant guidelines.

In benchmarking our executive compensation program to ensure that it is competitive, the Compensation Committee, working with its compensation consultant, typically selects a comparative peer group of approximately 30 companies. This group provides the basis for benchmarking our executive compensation program, both in the aggregate and compared by individual components. In applying the peer group data, the Committee considers whether the comparable ViaCell executive role varies significantly in breadth or scope from the equivalent role in the peer group, and how the executive officer’s relative experience and tenure in the role compares to that of his or her peers. The Compensation Committee expects to review and update the peer group list periodically to reflect the most comparable companies. Our 2006 peer group members generally met the following criteria: Publicly listed biotechnology company; revenue stream from at least one product; small cap companies (market cap median of $285 million); and similar in employee size (median = 265 employees). For 2006, our peer group was comprised of the following companies: Accentia BioPharmaceuticals, Inc., ArQule, Inc., Biomarin Pharmaceutical Inc., Cell Genesys Inc., Cerus Corporation, Connetics Corporation (acquired by Stiefel Laboratories, Inc.), Cubist Pharmaceuticals, Inc., CuraGen Corporation, CV Therapeutics, Inc., Cytokinetics, Incorporated, Dyax Corp., Encysive Pharmaceuticals Inc., Enzon Pharmaceuticals Inc., Idenix Pharmaceuticals, Inc., ISIS Pharmaceuticals, Inc., Intermune, Inc., Medarex, Inc., Momenta Pharmaceuticals Inc., Myriad Genetics, Inc., Neurocrine Biosciences, Inc., NPS Pharmaceuticals, Inc., Pharmacopeia Drug Discovery, Inc., Salix Pharmaceuticals, Ltd., Savient Pharmaceuticals, Inc., Stratagene Corporation, Sunesis Pharmaceuticals, Inc., SuperGen, Inc., Third Wave Technologies, Inc., Vical Incorporated and ZymoGenetics, Inc.

Compensation Program Elements

The following is a description of the basic components of total compensation for executive officers during 2006 and 2007.

Base Salaries

Generally all employees, including our executive officers, are eligible for an annual adjustment to base salary. On an annual basis, the Compensation Committee approves an overall budget for salary increases, including salary increases for the executive officers. The Compensation Committee approved an annual merit budget of 5% of base salaries to cover the aggregate amount of salary increases to be given to eligible employees, including our executive officers, in the first quarter of 2007.

The Compensation Committee, working with its consultant, reviews the base salary of our Chief Executive Officer and other executive officers against the relevant peer group. Base salary for each executive officer is targeted at the median (50th percentile) of the equivalent role in the peer group. Individual base salaries will vary from the target based on the size of the merit budget and the impact of individual performance, as well as the tenure, experience and breadth and scope of an executive officer’s role compared with the peer group.

The Compensation Committee makes recommendations to the full Board of Directors on the base salaries of the Chief Executive Officer and all other executive officers. The Compensation Committee’s recommendations are based on an assessment of the individual performance of the Chief Executive Officer and the other executive officers as well as benchmarking analysis against the peer group. The individual performance of our executive officers is assessed based on the level of achievement against his or her individual goals and those of the executive’s functional area of responsibility as well as on core competencies such as management and development of people, team-work, communication, leadership, and the exercise of sound judgment in performing his or her responsibilities. For all executive officers other than the Chief Executive Officer, the Compensation Committee also considers the recommendations and assessments of the Chief Executive Officer. The Compensation Committee’s recommendations as to increases in base salary for 2006 were reviewed and approved by the Board of Directors in March 2007. Approved increases were made retroactive to January 2007. Merit salary increases given to our executive officers ranged from 0 to 7% of 2006 base salary. The merit salary increase for Mr. Beer, our Chief Executive Officer, was 5%, and reflected the Compensation Committee’s view of Mr. Beer’s significant efforts and leadership across all areas of our business, as reflected in the level of achievement against our corporate goals.

Annual Bonus

All employees at or above the level of manager are eligible for an annual cash bonus. The Compensation Committee has worked with management in establishing formal guidelines for the bonus program. The program establishes target bonuses, set as a percentage of base salary, for each position. The target bonus includes a weighting of annual corporate and individual performance goals. The bonus is more heavily weighted toward achievement of corporate goals for employees at or above the level of Vice President. The Chief Executive Officer’s bonus is based entirely on corporate performance. In 2006, the target bonuses for our executive officers ranged from 25-54% of their base salary and the portion of the bonus that was tied to corporate performance ranged from 70-100%. The Compensation Committee periodically reviews target bonuses as a component of executive compensation against peer group data, and believes the target bonuses for our executive officers are within the appropriate range as a percent of base salary and overall total cash compensation.

The Compensation Committee makes recommendations to the full Board of Directors as to the annual bonuses to be paid to the Chief Executive Officer and the other executive officers given each officer’s target bonus, relative weighting of corporate and individual goals, and the Committee’s overall assessment of performance based on achievement of individual and corporate goals. The level of achievement against corporate goals is established by the Board of Directors based on the recommendation of the Compensation Committee in consultation with management. The achievement level is determined in the first quarter of each year based on performance in the preceding year. In 2006, the corporate goals included achieving certain quantitative operational and financial targets and pre-defined clinical and research and development milestones. The Committee and the full Board of Directors determined that our level of achievement against 2006 corporate goals was 70%. Individual performance of an executive officer is assessed based on the level of achievement of individual goals and those of the executive’s functional area of responsibility as well as on core competencies such as management and development of people, team-work, communication, leadership, and the exercise of sound judgment in performing his or her responsibilities. Each employee is given a performance ranking based on this assessment. The Chief Executive Officer conducts the performance reviews for his direct reports and presents the performance data and his recommendations to the Compensation Committee based on the established guidelines for Committee review. For all executive officers other than the Chief Executive Officer, the Compensation Committee considers the recommendations of the Chief Executive Officer.

Based on the criteria described above, the Board of Directors approved the Compensation Committee’s recommendations as to cash bonuses for certain of our executive officers in March 2007. The annual cash bonus paid to our named executive officers in March 2007 is set forth in the Summary Compensation Table following this report. The approved amounts included a bonus of $137,592 paid to Mr. Beer, our Chief Executive Officer, which represented 70% of his target bonus of 54% of 2006 base salary. Mr. Beer’s bonus was based entirely on the Board and Compensation Committee’s assessment that the company achieved, in the aggregate, 70% of its corporate goals in 2006.

In March 2007, the Board of Directors, based upon the recommendation of the Compensation Committee, approved our 2007 corporate performance goals. The 2007 corporate performance goals include certain quantitative and qualitative operational and financial targets, clinical and research and development milestones and business development goals, with each set of goals accounting for a defined percentage component of the target bonus. The extent to which the executive officers are paid some, all or more than their target bonus for 2007 will be determined in the manner described above.

Stock Options

The Compensation Committee administers our stock-based compensation programs. We currently use stock options as the sole means of granting stock-based incentives to employees, including our Chief Executive Officer and other executive officers. The Committee believes that stock-based incentives are an important component of executive compensation as they help align the interests of executives with stockholders.

New Hire Stock Option Grants

The Compensation Committee has established guidelines for new hire options by employee level. These guidelines are based on peer group data showing option grant levels by executive and non-executive employee level. The Committee reviews the guidelines periodically.

The grant date for new hire options is the date of Board approval. The exercise price of the options is equal to the closing price of our common stock on the day immediately prior to the date of Board approval. New hire grants generally vest quarterly over a four-year period and have a term of ten years, subject to earlier termination in connection with termination of employment.

Annual Merit Stock Option Awards

The Compensation Committee has established a formal program in which executive officers and certain other employees are considered each year for additional option grants based on their performance and previous stock option grant history. The Compensation Committee believes that annual merit-based option grants help the company attract, motivate and retain highly qualified and high-performing employees. Each year the Compensation Committee allocates a pool of stock options for annual option grants. The Committee has approved guidelines for such awards which set ranges and limits for annual grants by employee level. The guidelines are reviewed regularly by the Compensation Committee and are based upon an analysis of benchmarking data from our peer group. Employees who have one full year of service as of the January 1 annual review date and who have received a performance rating of “meets all requirements” or higher will be considered for an annual option grant, with top priority going to the highest performing employees. Annual stock option grants are reviewed by the Compensation Committee in the first quarter of each year and then submitted to the full Board of Directors for approval.

Grants to our executive officers, including our Chief Executive Officer, are recommended by the Compensation Committee and reviewed and approved by the full Board of Directors. Eligibility for an option grant and the size of the grant are assessed based on the individual’s overall performance and the number of options previously granted to such person. Grants to executive officers, other than the Chief Executive Officer, are supported by recommendations from the Chief Executive Officer. In March 2007, our executive officers were granted the following stock options: (a) Marc D. Beer, our President and Chief Executive Officer, received an option to purchase 100,000 shares; (b) Anne Marie Cook, our former General Counsel, Senior Vice President, Business and Corporate Development, received an option to purchase 60,000 shares; (c) Jim Corbett, our President, ViaCell Reproductive Health, received an option to purchase 40,000 shares; and (d) Morey Kraus, our Vice President, Chief Technology Officer, received an option to purchase 25,000 shares. Except for the stock options granted to Mr. Beer, the options granted to these executive officers vest in sixteen quarterly installments beginning on April 1, 2007. Mr. Beer’s option is a performance-based option that vests upon the achievement of certain financial and business development goals. After reviewing peer group competitive data as well as general market practices with its consultant, the Compensation Committee decided to grant performance-based options to Mr. Beer to even more closely align Mr. Beer’s compensation to achievement of critical corporate goals.

Relationship among the Primary Components of Compensation

We view the three primary components of our executive compensation as related but distinct. The Compensation Committee reviews total compensation, but does not believe that significant compensation derived from one component of compensation should automatically negate or reduce compensation from other components. We believe that each element of compensation is important for attracting and retaining executives.

We determine the appropriate level for each compensation component primarily on our view of performance and the peer group data described above. We will, however, also consider internal equity and consistency, the size of the total compensation package and other information we deem relevant. The Compensation Committee has not adopted any formal or informal policies or guidelines for allocating compensation between long-term and currently paid out compensation or between cash and non-cash compensation, or among different forms of compensation. This is due to the relatively small size of our executive team and the committee’s preference for tailoring our overall compensation program to meet the company’s needs in any particularly year and tailoring each executive’s award to motivate, attract and retain that executive, as appropriate given the executive’s role, performance and contributions to achievement of corporate objectives.

Change of Control and Post-Employment Payments and Benefits for Executives

We have entered into agreements with our executive officers that provide the executives with payments and benefits under certain circumstances in the event their employment is terminated or there is a change in control of the company. In 2006, the Compensation Committee’s consultant conducted a thorough review of competitive practices in this area and recommended that the Committee amend the agreements with our executive officers to make them more consistent with one another and to provide payments and benefits to our executive officers which are more competitive with peer group standards. The terms of these agreements are described in “Employment Arrangements: Potential Payments and Benefits Upon Termination and Change-in Control.” The agreements generally provide that certain options will partially vest upon a change in control (as defined in the agreements), and fully vest upon termination by the company without cause (as defined in the agreements) or by the employee for good reason (as defined in the agreements) within a certain time period following the change in control. In addition, the agreements generally provide for severance payments upon termination by the company without cause or by the executive for good reason equal to the employee’s base salary over a specified period. The agreements also provide that if any of the executives are terminated during a specified period following a change in control without cause or for good reason, in addition to the severance payments and benefits described above, the executive officer will receive the performance bonus he or she would have received for the year in which the termination occurs. The bonus would be calculated by assuming achievement of all corporate and individual performance goals for such year.

The Committee believes that the payments and benefits that our executive officers may be entitled to receive upon certain terminations and in the event of a change in control are reasonable. The severance arrangements and change in control payments and benefits that the Committee provides to our executive officers are consistent with competitive pay practices in the industry. The Committee believes that these arrangements are an important tool to recruit, motivate and retain executive officers. Change in control arrangements also help to ensure the stability of our executive management team during mergers, acquisitions and reorganizations. The Committee also believes that having a portion of executive stock options accelerate upon a change in control recognizes the effort that the executive would put into structuring and completing the change in control transaction. The Committee further believes that having a substantial majority of executive stock options not accelerate upon a change in control, but rather be dependent upon termination of the executive for certain reasons within a defined period of time after the change in control, maximizes shareholder value because it motivates him or her to remain with the company and build shareholder value after the transaction.

Benefit Programs

We provide our executive officers with benefits that are generally the same benefits offered to substantially all of our salaried employees. They include comprehensive healthcare benefits, including medical, dental and vision coverage, group life insurance coverage, pre-tax healthcare reimbursement accounts, short and long-term disability benefits and, beginning in 2007, matching contributions to our 401(k) plan.

Director Compensation

In 2006, the Compensation Committee implemented a retainer-based system for Director compensation based, in part, upon a review of industry and peer group practices conducted by the Committee’s consultant.

The compensation of our directors is described in “Director Compensation.” Retainer-based compensation is designed to more closely align director compensation to director contribution. Since board members often render services outside of formal meetings or group conference calls, the Committee believes that retainers are the most appropriate means of paying directors for the full range of services they provide to the company.

Compensation Committee Report

The Compensation Committee of the Board of Directors consists of two directors each of whom, our Board of Directors has determined, satisfy the applicable independence standards of the Nasdaq Global Market and the rules and regulations of the Securities and Exchange Commission. The Board of Directors has adopted a written charter for the Compensation Committee.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis section of this Proxy Statement with the management of ViaCell. Based on the Compensation Committee’s review and discussion with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement for filing with the Securities and Exchange Commission.

Submitted on April 13, 2007 by the members of the Compensation Committee of ViaCell’s Board of Directors.

Paul Hastings (Chair)
Paul Blake

Compensation Committee Interlocks and Insider Participation

During 2006, our Compensation Committee consisted of Paul Hastings, James Tullis and Jan van Heek. Mr. Tullis was a member of the committee until he resigned from the Board of Directors on April 4, 2007. Dr. Blake became a member of the committee in February 2007, replacing Mr. van Heek. None of the individuals that served as a member of our Compensation Committee during 2006 has been an officer or employee of ours at any time. Our Chief Executive Officer, Marc D. Beer, serves on the Compensation Committee of RenaMed Biologics. James Sigler, one of our non-employee directors, served as Vice President, Manufacturing at Renamed Biologics from March 2006 to March 2007. Mr. Sigler does not serve on our Compensation Committee. Except as noted in the preceding sentence, none of our executive officers serves, nor served in 2006, on the Board of Directors or Compensation Committee of a company with an executive officer serving on our Board of Directors or Compensation Committee.

Summary Compensation Table

The table below sets forth the compensation earned by our principal executive officer, principal financial officer and our four other most highly compensated executive officers during 2006. We refer to these six people as the “named executive officers.”

				Option	All Other
		Salary	Bonus	Awards	Compensation	Total
Name and Principal Position	Year	($)	($)	($)(1)	($)	($)

Marc D. Beer	2006	$363,462	$137,592(2)	$682,144	—	$1,183,198
President and Chief Executive Officer
Anne Marie Cook	2006	284,278	78,650(2)	82,108	—	445,036
Former General Counsel, Senior Vice President, Business and Corporate Development(3)
Jim Corbett	2006	173,077	58,463(5)	33,531	—	265,071
President, ViaCell Reproductive Health(4)
Stephen G. Dance	2006	245,011	—	307,966	—	552,977
Senior Vice President, Finance and Chief Financial Officer
Mary Thistle	2006	228,822	41,800(2)	181,631	—	452,253
Senior Vice President, Business Development, ViaCell Reproductive Health
Stephan Wnendt, Ph.D.	2006	173,970	—	216,657	19,444(7)	410,071
Former Senior Vice President, Research and Development(6)

(1)	The “Option Awards” value set forth in the table represents the stock-based compensation expense recorded by us in 2006 for all outstanding stock options held by the named executive officer measured using the Black-Scholes option pricing model at the grant date based on the fair value of the option award. The stock-based compensation expense associated with each option award is recognized on a straight-line basis over the requisite service period. In calculating the stock-based compensation expense disclosed in the table, we used the assumptions described in Note 2 — Summary of Significant Accounting Policies — Stock-Based Compensation of the Notes to the Consolidated Financial Statements included as part of our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, excluding assumptions related to forfeitures.

(2)	Represents cash bonuses paid in the first quarter of 2007 but that were attributable to 2006 individual and corporate performance.

(3)	Ms. Cook resigned from her employment with us effective as of April 20, 2007.

(4)	Mr. Corbett’s employment with us began on April 10, 2006.

(5)	Represents a $10,000 hiring bonus paid to Mr. Corbett on April 28, 2006 and a $48,463 cash bonus paid to Mr. Corbett in the first quarter of 2007 that was attributable to 2006 individual and corporate performance.

(6)	Dr. Wnendt resigned from his employment with us on August 31, 2006.

(7)	Reflects reimbursement of expenses incurred by Dr. Wnendt in connection with the relocation package set forth in his employment letter agreement, which is described under “Employment Arrangements; Potential Payments and Benefits Upon Termination and Change-in-Control”. This amount includes consists of $13,800 for rent and utilities for an apartment located close to our corporate headquarters in Cambridge, Massachusetts, and $5,644 for a vehicle lease.

Grants of Plan-Based Awards Table

The following table sets forth the grants of plan-based awards made to our named executive officers during 2006:

						Closing Market	Grant Date Fair
					Exercise Price of	Price on Award Date	Value of Option
		Estimated Future Payouts Under Equity Incentive			Option Awards	($/Sh)	Awards
Name	Grant Date	Plan Awards (#)			($/Sh)(1)	(2)	($)(3)
		Threshold	Target	Maximum

Jim Corbett	5/19/06	—	80,000(4)	—	$5.03	$5.01	$226,400
Jim Corbett	12/12/06	—	10,000(5)	—	4.50	4.50	23,600
Mary Thistle	3/1/06	—	25,000(6)	—	5.21	5.22	73,250
Stephan Wnendt	3/1/06	—	10,000(7)	—	5.21	5.22	29,300

(1)	The exercise price of the option award is the closing price of our common stock on the day immediately preceding the grant date. The grant date is the date the Board of Directors approved the grant.

(2)	As noted in footnote (1) of this table, the exercise price of the stock options is the closing price of our common stock on the day immediately preceding the grant date. The stock price set forth in this column is the closing price of our common stock on the grant date.

(3)	The grant date fair value was calculated using the Black-Scholes option pricing model. In making this calculation, we used the assumptions described in Note 2 — Summary of Significant Accounting Policies — Stock-Based Compensation of the Notes to the Consolidated Financial Statements included as part of our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, excluding assumptions related to forfeitures.

(4)	The stock option vests quarterly in sixteen equal installments beginning on July 10, 2006, the three-month anniversary of Mr. Corbett’s hire date. Under Mr. Corbett’s amended and restated letter agreement, upon a change in control (as defined in the agreement), Mr. Corbett’s then outstanding and unvested time-based options that are scheduled to vest in the next 12-month period will become fully vested. In addition, the option will accelerate and vest in its entirety if Mr. Corbett’s employment is terminated without cause (as defined in the agreement) within 12 months of a change in control or he voluntarily resigns for good reason (as defined in the agreement) within such 12-month period.

(5)	On the grant date, the option vested as to 1,250 shares. Thereafter, the option vests quarterly in fourteen equal installments beginning on January 10, 2007. See note (4) for a description of the circumstances under which this option will accelerate.

(6)	The stock option vests quarterly in sixteen equal installments beginning on April 1, 2006. Under Ms. Thistle’s amended and restated letter agreement, upon a change in control (as defined in the agreement), Ms. Thistle’s then outstanding and unvested time-based options that are scheduled to vest in the next 12-month period will become fully vested. In addition, the option will accelerate and vest in its entirety if Ms. Thistle’s employment is terminated without cause (as defined in the agreement) within 12 months of a change in control or she voluntarily resigns for good reason (as defined in the agreement) within such 12-month period.

(7)	The stock option was scheduled to vest quarterly in sixteen equal installments beginning on April 1, 2006. As a result, 625 shares vested on each of April 1, 2006 and July 1, 2006, the two quarterly vesting dates prior to August 31, 2006, the effective date of Dr. Wnendt’s resignation, and the remainder of the option was cancelled.

Employment Arrangements; Potential Payments and Benefits Upon Termination and Change-in-Control

All of our current employees have entered into agreements with us that contain certain restrictions and covenants. These provisions include covenants relating to the protection of our confidential information, the assignment of inventions and restrictions on soliciting our clients, employees or independent contractors. Except for Marc D. Beer, our President and Chief Executive Officer, and Morey Kraus, our Vice President and Chief Technology Officer, none of our employees are employed for a specified term. In addition, except for

Mr. Beer, the employment of each of our employees is subject to termination at any time by either party for any reason, with or without cause. As described below, we have entered into an employment agreement with Mr. Beer and letter agreements with our other named executive officers.

Marc D. Beer, President and Chief Executive Officer

Under Mr. Beer’s amended and restated employment agreement, dated March 12, 2007, he serves as our Chief Executive Officer for one year terms that automatically renew each January 1st, until terminated by either party upon three months’ notice. His agreement provides for an annual base salary, subject to yearly adjustment, and annual performance-based cash bonuses granted at amounts determined by the Board of Directors in its discretion. Mr. Beer’s current annual base salary is $385,000.

If we terminate Mr. Beer’s employment without cause (as defined in the agreement) or if he terminates his employment for reason (as defined in the agreement), he is entitled to his then current base salary plus continuation of benefits for a period of eighteen months following the date of termination.

Upon a change in control (as defined in the agreement), all of Mr. Beer’s then outstanding and unvested time-based stock options that are scheduled to vest in the next 12-month period would become fully vested. If Mr. Beer’s employment is terminated without cause or if he terminates his employment for reason within eighteen months of a change in control, he is entitled to his then current base salary plus continuation of benefits for a period of eighteen months following the date of termination. In addition, all of Mr. Beer’s then outstanding and unvested time-based stock options would accelerate and become fully vested, and he would receive the performance-based cash bonus he would have received for the year in which the termination occurs. The performance bonus would be calculated by assuming achievement of all corporate performance goals for such year.

Assuming that the event that triggers the severance pay and other benefits described above took place on December 31, 2006, the estimated payments and the value of the benefits to Mr. Beer would have been as follows:

				Value of
	Cash	Continuation of	Performance	Accelerated
	Severance	Benefits	Bonus	Options
Event/Type of Termination	($)(a)	($)(b)	($)(c)	($)(d)

Without cause or good reason, no change in control	$546,000	$16,979	—	—
Change in control	—	—	—	$420,000 (e)
Without cause or good reason on/after change in control	$546,000	$16,979	$196,560	$1,770,000 (e)

(a)	Equals 1.5 times Mr. Beer’s annual base salary as of December 31, 2006. Severance payments would be made over the severance period in accordance with our regular payroll practices.

(b)	Equals the estimated amount required to cover continuation of benefits for Mr. Beer for eighteen months after termination.

(c)	Equals the performance bonus that Mr. Beer would have received in 2006, assuming achievement of all corporate performance goals.

(d)	The stock options held by Mr. Beer as of December 31, 2006 are described in the “Outstanding Equity Awards at Fiscal Year-End Table.”

(e)	Consists of the aggregate net proceeds of the options that would accelerate upon the occurrence of the event. Net proceeds are calculated by multiplying the number of accelerated in-the-money options by the dollar amount obtained by subtracting the exercise price for the accelerated options from the closing price of our common stock on January 3, 2007 ($4.80), the first business day after acceleration.

Anne Marie Cook, Former General Counsel, Senior Vice President, Business and Corporate Development

Under Ms. Cook’s amended and restated letter agreement, dated March 12, 2007, she was entitled to receive an annual base salary of $304,360, subject to yearly adjustment, and annual performance-based cash bonuses granted at amounts determined by the Board of Directors in its discretion. Ms. Cook resigned from her employment with us effective as of April 20, 2007. Ms. Cook will not receive any of the payments or benefits described below in connection with her resignation.

If we had terminated Ms. Cook’s employment without cause (as defined in the agreement) or if she had terminated her employment for reason (as defined in the agreement), she would have been entitled to her then current base salary plus continuation of benefits for a period of twelve months following the date of termination.

If Ms. Cook had remained as an employee, upon a change in control (as defined in the agreement), all of Ms. Cook’s then outstanding and unvested time-based stock options that were scheduled to vest in the next 12-month period would have become fully vested. If Ms. Cook’s employment had been terminated without cause or if she had terminated her employment for reason within twelve months of a change in control, she would have been entitled to her then current base salary plus continuation of benefits for a period of twelve months following the date of termination. In addition, all of Ms. Cook’s then outstanding and unvested time-based stock options would have accelerated and become fully vested, and she would have receive a performance-based cash bonus for the year in which the termination occurred. The performance bonus would have been calculated by assuming achievement of all corporate and individual performance goals for such year.

Assuming that the events that trigger the severance pay and other benefits described took place on December 31, 2006, the estimated payments and the value of the benefits to Ms. Cook would have been as follows:

				Value of
	Cash	Continuation of	Performance	Accelerated
	Severance	Benefits	Bonus	Options
Event/Type of Termination	($)(a)	($)(b)	($)(c)	($)(d)

Without cause or good reason, no change in control	$284,400	$4,351	—	—
Change in control	—	—	—	—
Without cause or good reason on/after change in control	$284,400	$4,351	$99,540	—

(a)	Equals Ms. Cook’s annual base salary as of December 31, 2006. Severance payments would be made over the severance period in accordance with our regular payroll practices.

(b)	Equals the estimated amount required to cover continuation of benefits for Ms. Cook for twelve months after termination.

(c)	Equals the performance bonus that Ms. Cook would have received in 2006, assuming achievement of all corporate and individual performance goals.

(d)	Ms. Cook had one outstanding option grant as of December 31, 2006. The option has an exercise price of $5.31, which is higher than the closing price of our common stock on January 3, 2007 ($4.80), the first business day after acceleration. As a result, Ms. Cook’s accelerated options had no intrinsic value as of December 31, 2006.

Jim Corbett, President, ViaCell Reproductive Health

Under Mr. Corbett’s amended and restated letter agreement, dated March 12, 2007, he receives an annual base salary of $257,288, subject to yearly adjustment, and performance-based cash bonuses granted at amounts determined by the Board of Directors in its discretion.

Mr. Corbett is entitled to the same potential payments and benefits upon termination and change in control as Anne Marie Cook was entitled to prior to her resignation. These payments and benefits are described above in the description of Ms. Cook’s potential payments and benefits upon termination or change of control.

Assuming that the event that triggers the severance pay and other benefits described took place on December 31, 2006, the estimated payments and the value of the benefits to Mr. Corbett would have been as follows:

				Value of
	Cash	Continuation of	Performance	Accelerated
	Severance	Benefits	Bonus	Options
Event/Type of Termination	($)(a)	($)(b)	($)(c)	($)(d)

Without cause or good reason, no change in control	$250,000	$11,320	—	—
Change in control	—	—	—	$750 (e)
Without cause or good reason on/after change in control	$250,000	$11,320	$63,788	$1,875 (e)

(a)	Equals Mr. Corbett’s annual base salary as of December 31, 2006. Severance payments would be made over the severance period in accordance with our regular payroll practices.

(b)	Equals the estimated amount required to cover continuation of benefits for Mr. Corbett for twelve months after termination.

(c)	Equals the performance bonus that Mr. Corbett would have received in 2006, assuming achievement of all corporate and individual performance goals and pro rated to reflect his hire date of April 10, 2006.

(d)	The stock options held by Mr. Corbett as of December 31, 2006 are described in the “Outstanding Equity Awards at Fiscal Year-End Table.”

(e)	Consists of the aggregate net proceeds of the options that would accelerate upon the occurrence of the event. Net proceeds are calculated by multiplying the number of accelerated in-the-money options by the dollar amount obtained by subtracting the exercise price for the accelerated options from the closing price of our common stock on January 3, 2007 ($4.80), the first business day after acceleration.

Stephen G. Dance, Senior Vice President, Finance and Chief Financial Officer

Under Mr. Dance’s letter agreement, dated March 11, 2004, he receives an annual base salary, subject to yearly adjustment, and annual performance-based cash bonuses granted at amounts determined by the Board of Directors in its discretion. Mr. Dance’s current base salary is $245,000. Under the terms of his letter agreement, Mr. Dance received an option to purchase 125,000 shares of our common stock at $5.00 per share, vesting quarterly over four years beginning on March 31, 2004. In addition, Mr. Dance received a performance-based option to purchase 100,000 shares of common stock at $5.00 per share, 25% of which vested on January 21, 2006, the first anniversary of our initial public offering, 25% of which vested on the second anniversary of our initial public offering, and the remainder of which will vest in equal annual installments on each of the fourth, fifth, sixth and seventh anniversary dates of the grant date. If at any time within 24 months after the lock-up period imposed by the underwriters in connection with our initial public offering, the average closing price of our common stock over a period of 30 consecutive trading days as reported by any exchange on which our common stock is traded equals or exceeds $26.00 per share, or if at any time within 36 months after the expiration of such lock-up period such average closing price equals or exceeds $34.00 per share, then the remaining 50,000 unvested shares under the performance-based option will fully vest and become exercisable.

If we terminate Mr. Dance’s employment without cause (as defined in the letter agreement) or if he terminates his employment for good reason (as defined in the letter agreement), he is entitled to his then current base salary plus continuation of benefits for twelve months following the date of termination. In addition, if Mr. Dance’s employment is terminated without cause within 12 months of a change in control (as defined in the letter agreement) or he voluntarily resigns for good reason within such 12-month period, all of his then unvested options (other than the performance-based options described above, which fully vest upon a change of control) will become fully vested and exercisable and he will be entitled to continue to receive his then current base salary plus benefits for a period of twelve months following the date of termination.

Assuming that the event that triggers the severance pay and other benefits described above took place on December 31, 2006, the estimated payments and benefits to Mr. Dance would have been as follows:

			Value of
	Cash	Continuation of	Accelerated
	Severance	Benefits	Options
Event/Type of Termination	($)(a)	($)(b)	($)(c)

Without cause or good reason, no change in control	$245,000	—	—
Change in control	—	—	—
Without cause or good reason on/after change in control	$245,000	—	—

(a)	Equals Mr. Dance’s annual base salary as of December 31, 2006. Severance payments would be made over the severance period in accordance with our regular payroll practices.

(b)	Mr. Dance has waived participation in our health benefits.

(c)	The time-based stock options held by Mr. Dance as of December 31, 2006 are described above. The options have an exercise price of $5.00, which is higher than the closing price of our common stock on January 3, 2007 ($4.80), the first business day after acceleration. As a result, Mr. Dance’s accelerated options had no intrinsic value as of December 31, 2006.

Mary Thistle, Senior Vice President, Business Development, ViaCell Reproductive Health

Under Ms. Thistle’s amended and restated letter agreement, dated March 12, 2007, she receives an annual base salary of $237,952, subject to yearly adjustment, and performance-based cash bonuses granted at amounts determined by the Board of Directors in its discretion.

Ms. Thistle is entitled to the same potential payments and benefits upon termination and change in control as Anne Marie Cook and Jim Corbett. These payments and benefits are described above in the description of Ms. Cook’s potential payments and benefits upon termination or change of control.

Assuming that the event that triggers the severance pay and other benefits described above took place on December 31, 2006, the estimated payments and the value of the benefits to Ms. Thistle would have been as follows:

				Value of
	Cash	Continuation of	Performance	Accelerated
	Severance	Benefits	Bonus	Options
Event/Type of Termination	($)(a)	($)(b)	($)(c)	($)(d)

Without cause or good reason, no change of control	$228,800	—	—	—
Change in control	—	—	—	$38,500 (e)
Without cause or good reason on/after change of control	$228,800	—	$57,200	$77,000 (e)

(a)	Equals Ms. Thistle’s annual base salary as of December 31, 2006. Severance payments would be made over the severance period in accordance with our regular payroll practices.

(b)	Ms. Thistle has waived participation in our health benefits.

(c)	Equals the performance bonus that Ms. Thistle would have received in 2006, assuming achievement of all corporate and individual performance goals.

(d)	The outstanding and unvested time-based stock options held by Ms. Thistle as of December 31, 2006 are described in the “Outstanding Equity Awards at Fiscal Year-End Table.”

(e)	Consists of the aggregate net proceeds of the options that would accelerate upon the occurrence of the event. Net proceeds are calculated by multiplying the number of accelerated in-the-money options by the dollar amount obtained by subtracting the exercise price for the accelerated options from the closing price of our common stock on January 3, 2007 ($4.80), the first business day after acceleration.

Stephan Wnendt, Former Senior Vice President, Research & Development

Dr. Wnendt, one of our former executive officers, had a letter agreement, dated December 29, 2004, that provided him with a base salary and performance-based cash bonuses. The agreement also provided that he would receive his then current base salary for twelve months following the date of termination of his employment in the event that his employment was terminated without cause (as defined in the agreement) or if he terminated his employment for good reason (as defined in the agreement). Dr. Wnendt did not receive severance payments in connection with his resignation on August 31, 2006. Under his agreement, Dr. Wnendt was also entitled to a relocation package in connection with his relocation to the Cambridge, Massachusetts area from our German office. As part of the relocation package, until his resignation in August 2006, we paid the rent and the other costs and expenses of an apartment for Dr. Wnendt in close proximity to our corporate headquarters in Cambridge, Massachusetts, and provided Dr. Wnendt with a leased car to use while working at our corporate headquarters.

Post-Employment Nondisclosure Obligations and Restrictive Covenants

In order to receive the post-termination payments and/or benefits described above, the named executive officers are generally required to sign a release in favor of the company in a form that is satisfactory to the company.

Each of our named executive officers is required to hold our confidential and proprietary information and the confidential and proprietary information of third parties obtained during the course of employment with us in the strictest of confidence after termination of employment. In addition, our named executive officers are subject to the following restrictive covenants:

•	for a period of two years after termination of employment with us, subject to certain exceptions, each of our named executive officers is prohibited from, directly or indirectly, (i) engaging in, (ii) owning an interest in, (iii) being employed by, or consulting for, or acting as an advisor to, any person or entity which engages in, or (iv) otherwise participating in any way in, any activity which competes with the business or contemplated business of the company;

•	for a period of one year after termination of employment with us, each of our named executive officers is prohibited from, directly or indirectly, engaging in activities or rendering services for or to any business organization anywhere in the U.S. which are directly related to any of our specific products or services or ongoing products in which the named executive officer was working on during employment with us; and

•	for a period of one year after termination of employment with us, each of our named executive officers is prohibited from, directly or indirectly, soliciting, or arranging to have any other person solicit, any of our employees, customers, suppliers, consultants or advisors to alter or terminate such party’s relationship with us.

Outstanding Equity Awards at Fiscal Year-End Table

The following table shows information related to stock options held by our named executive officers as of December 31, 2006:

	Option Awards
	Number of	Number of
	Securities	Securities
	Underlying	Underlying
	Unexercised	Unexercised	Option Exercise
	Options (#)	Options (#)	Price	Option Expiration
Name	Exercisable	Un-exercisable	($)	Date

Marc Beer(1)	600,000	300,000	$0.30	5/22/2010
Marc Beer(2)	300,000	300,000	2.00	12/12/2011
Anne Marie Cook(3)	23,437	51,563	5.31	9/21/2015
Jim Corbett(4)	9,999	70,001	5.03	5/19/2016
Jim Corbett(4)	1,250	8,750	4.50	5/19/2016
Stephen Dance(5)	85,937	39,063	5.00	1/1/2014
Stephen Dance(6)	25,000	75,000	5.00	1/1/2014
Mary Thistle	25,000	—	0.30	09/28/2010
Mary Thistle	25,000	—	0.75	02/07/2011
Mary Thistle	45,000	—	0.95	6/13/2011
Mary Thistle(7)	13,750	41,250	2.00	1/24/2012
Mary Thistle(8)	25,000	25,000	5.00	10/13/2014
Mary Thistle(9)	4,686	20,314	5.21	3/1/2016

(1)	Two-thirds of the shares underlying this stock option vested in forty-eight equal, monthly installments beginning on the grant date of May 22, 2000, with the remaining one-third to vest in equal annual installments on each of June 1, 2008, June 1, 2009 and May 22, 2010. Under Mr. Beer’s amended and restated employment agreement, upon a change in control (as defined in the agreement) all of Mr. Beer’s then outstanding and unvested time-based stock options that are scheduled to vest in the next 12-month period will become fully vested. In addition, these options will accelerate and vest in their entirety if Mr. Beer’s employment is terminated without cause (as defined in the agreement) within 18 months of a change in control or he voluntarily resigns for reason (as defined in the agreement) within such 18-month period. See “Employment Arrangements; Potential Payments and Benefits Upon Termination and Change-in-Control.”

(2)	One-half of the shares underlying this stock option vested in equal installments on each of the fourth and fifth anniversaries of the grant date of December 12, 2001, with the remaining shares to vest in equal installments on each of the sixth and seventh anniversaries of the grant date. See note (1) for a description of the circumstances under which this option will accelerate.

(3)	The stock option was scheduled to vest quarterly over four years beginning on December 6, 2005, the three-month anniversary of Ms. Cook’s hire date. Ms. Cook resigned from employment with us effective as of April 20, 2007. This stock option will cease vesting as of her resignation date and Ms Cook will have 90 days after her resignation date to exercise her vested options.

(4)	The stock options vest quarterly over four years beginning on July 10, 2006, the three-month anniversary of Mr. Corbett’s hire date. Under Mr. Corbett’s amended and restated letter agreement, upon a change in control (as defined in the agreement), Mr. Corbett’s then outstanding and unvested time-based stock options that are scheduled to vest in the next 12-month period will become fully vested. In addition, these options will accelerate and vest in their entirety if Mr. Corbett’s employment is terminated without cause (as defined in the agreement) within 12 months of a change in control or he voluntarily resigns for good reason (as defined in the agreement) within such 12-month period. See “Employment Arrangements; Potential Payments and Benefits Upon Termination and Change-in-Control.”

(5)	The stock option vests quarterly over four years beginning on January 1, 2004. Under Mr. Dance’s letter agreement, all of his options will accelerate and vest in their entirety his employment is terminated without cause (as defined in the letter agreement) within 12 months of a change in control (as defined in the letter agreement) or he voluntarily resigns for good reason (as defined in the letter agreement) within such 12-month period. See “Employment Arrangements; Potential Payments and Benefits Upon Termination and Change-in-Control.”

(6)	One-quarter of the shares underlying this stock option vested on January 21, 2006, the first anniversary of our initial public offering and an additional one-quarter of the shares vested on January 21, 2007, the second anniversary of our initial public offering. The remainder of the shares are scheduled to vest in equal annual installments on each of the fourth, fifth, sixth and seventh anniversary dates of the date of grant. Under Mr. Dance’s letter agreement, if at any time within 24 months after the lock-up period imposed by the underwriters in connection with our initial public offering, the average closing price of our common stock over a period of 30 consecutive trading days as reported by any exchange on which our common stock is traded equals or exceeds $26.00 per share, or if at any time within 36 months after the expiration of such lock-up period such average closing price equals or exceeds $34.00 per share, then the remaining 50,000 unvested shares will fully vest and become exercisable. In addition, the option will accelerate and vest in its entirety upon a change in control. See “Employment Arrangements; Potential Payments and Benefits Upon Termination and Change-in-Control.”

(7)	One-quarter of the shares underlying this stock option vested on each of the fourth and fifth anniversaries of the grant date of January 24, 2002, with the remaining shares to vest in equal installments on each of the sixth and seventh anniversaries of the grant date. Under Ms. Thistle’s letter agreement, upon a change in control (as defined in the agreement), all of Ms. Thistle’s then outstanding and unvested time-based stock options that are scheduled to vest in the next 12-month period will become fully vested. In addition, these options will accelerate and vest in their entirety if her employment is terminated without cause (as defined in agreement) within 12 months of a change in control or she voluntarily resigns for good reason (as defined in the agreement) within such 12-month period. See “Employment Arrangements; Potential Payments and Benefits Upon Termination and Change-in-Control.”

(8)	The stock option vests quarterly over four years beginning on the three-month anniversary of the grant date. See note (7) for a description of the circumstances under which this option will accelerate.

(9)	The stock option vests quarterly over four years beginning on April 1, 2006. See note (7) for a description of the circumstances under which this option will accelerate.

Option Exercises Table

The following table shows information for the named executive officers related to their exercise of stock options during 2006.

Option Exercises
	Number of Shares	Value
	Acquired on	Realized on
Name	Exercise (#)	Exercise ($)(1)

Stephan Wnendt, Ph.D.	90,625	$42,906

(1)	Computed by determining the difference between the market prices of our common stock upon exercise and the exercise prices of the stock options.

RELATED PERSON TRANSACTIONS

The charter of the Audit Committee of our Board of Directors requires it to review and approve all related person transactions. We have not adopted any specific policies and procedures with respect to the Audit Committee’s review and approval of such transactions. The Audit Committee will review and consider related person transactions on an ad hoc basis and factor all relevant facts and circumstances into its decision of whether or not to approve such transactions.

We have entered into an employment agreement with Mr. Beer and letter agreements with our other named executive officers. For information regarding these agreements, please refer to the section entitled “Employment Arrangements; Potential Payments and Benefits Upon Termination and Change-in-Control.”

We maintain keyman life insurance on Marc D. Beer, our President and Chief Executive Officer, under which we pay the premiums on the policy and are the sole beneficiary of any proceeds payable under the policy.

We compensate non-employee directors for their services on our Board of Directors and its committees. Please refer to the section above entitled “Director Compensation.”

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act requires our executive officers, directors and greater-than-ten-percent stockholders to file initial reports of ownership and changes of ownership. As a practical matter, we assist our directors and executive officers by monitoring transactions and completing and filing Section 16 forms on their behalf. Based solely on information provided to us by our directors and executive officers, we believe that, during 2006, all such parties complied with all applicable filing requirements except for a Form 4 covering a stock option grant to Jim Corbett, one of our named executive officers. The grant to Mr. Corbett was made on May 19, 2006 and the Form 4 was filed on November 2, 2006.

STOCKHOLDER PROPOSALS FOR THE 2008 ANNUAL MEETING

Assuming our 2008 Annual Meeting of Stockholders is not more than 30 days before or 30 days after May 30, 2008, if you wish to bring business before the 2008 annual meeting, you must provide our Corporate Secretary at 245 First Street, 15th Floor, Cambridge, MA 02142 with written notice no earlier than January 31, 2008 (the 120th day prior to the anniversary of the 2007 annual meeting) and no later than March 1, 2008 (the 90th day prior to the anniversary of the 2007 annual meeting). The notice must contain the information specified in our by-laws. If the 2008 annual meeting is held on any other date, you must provide our Corporate Secretary with written notice by the close of business on the 10th day following the earlier of the day upon which the 2008 annual meeting date is first publicly announced or the day upon which notice of such date is first mailed to our stockholders.

If you intend to bring such a proposal at the 2008 annual meeting, and you would like us to consider the inclusion of your proposal in our proxy statement for the meeting, you must provide written notice of such proposal to our Corporate Secretary on or before December 21, 2007 (the date that is 120 days prior to the anniversary date of this Proxy Statement), assuming that our 2008 annual meeting is not held more than thirty days before or thirty days after May 30, 2008.

Our by-laws also provide that notice of a nomination by a stockholder with respect to the election of directors at an annual meeting must contain the information specified in the by-laws. Any stockholder proposals that comply with Rule 14a-8 of the proxy rules under the Securities Exchange Act will be considered to comply with our by-laws and eligible for inclusion in our proxy materials.

INCORPORATION BY REFERENCE

Notwithstanding anything to the contrary set forth in any of our previous filings under the securities laws that might incorporate future filings, including this Proxy Statement, in whole or in part, the Compensation Committee Report, the Audit Committee Report, the Audit Committee Charter, the content of www.viacellinc.com, including, without limitation, the charters of the committees of our Board of Directors and our Corporate Code of Business Conduct and Ethics, included or referenced in this Proxy Statement shall not be incorporated by reference into any such filings.

OTHER MATTERS

The Board of Directors does not know of any business to come before the meeting other than the matters described in the notice. If other business is properly presented for consideration at the meeting, the enclosed proxy authorizes the persons named therein to vote the shares in their discretion.

Appendix A

Charter of the Audit Committee
of the
Board of Directors
of
VIACELL, INC.

1.  Purpose.  The purpose of the Audit Committee (the “Committee”) shall be to (a) appoint, oversee and replace, if necessary, the independent auditor, (b) assist the Board of Directors of the Company (the “Board”) in the oversight of (i) the preparation of the financial statements of ViaCell, Inc. (the “Company”), (ii) the Company’s compliance with legal and regulatory requirements, (iii) the independent auditor’s qualifications and independence, and (iv) the performance of the Company’s internal audit function and independent auditor; and (c) prepare the report that the rules of the U.S. Securities and Exchange Commission (the “SEC”) require be included in the Company’s annual proxy statement.

2.  Composition of the Audit Committee.  The Committee shall consist of not less than three board members appointed by the Board. Committee members may be removed by the Board in its discretion. The membership of the Committee shall satisfy the independence and other compositional requirements of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and The Nasdaq Stock Market, Inc. (“Nasdaq”) as such requirements are interpreted by the Board in its business judgment, and the Board shall annually review the Committee’s compliance with such requirements. Members of the Committee shall at the time of their appointment be versed in reading and understanding financial statements.

3.  Meetings of the Audit Committee.  The Committee shall hold regularly scheduled meetings and such special meetings as circumstances dictate. It shall meet separately, at least quarterly, with management, with the internal auditors (or other personnel responsible for the internal audit function), and with the independent auditor to discuss results of examinations, or discuss any matters that the Committee or any of these persons or firms believe should be discussed privately. All Committee members are expected to use their best efforts to attend each meeting, in person or via tele-conference. The Committee will invite members of management, auditors or others to attend meetings and provide pertinent information as necessary. The Committee shall report regularly to the Board.

4.  Responsibilities of the Audit Committee.  The function of the Committee is oversight. While the Committee has the responsibilities set forth in this Charter, it is not the responsibility of the Committee to plan or conduct audits, to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles (“GAAP”), or to assure compliance with laws, regulations or any internal rules or policies of the Company. This is the responsibility of management. The independent auditor is responsible for performing independent audits of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and for issuing reports thereon.

The Committee has direct and sole responsibility for the appointment, compensation, retention, oversight and replacement, if necessary, of the independent auditor, including the resolution of disagreements between management and the auditor regarding financial reporting. Each member of the Committee shall be entitled to rely on (i) the integrity of those persons and organizations within and outside the Company that it receives information from and (ii) the accuracy of the financial and other information provided to the Committee by such persons or organizations absent actual knowledge to the contrary (which shall be promptly reported to the Board).

5.  Duties and Proceedings of the Audit Committee.  The Committee shall assist the Board in fulfilling its oversight responsibilities by accomplishing the following:

5.1  Oversight of Independent Auditor.

(a) Annually evaluate, determine the selection of, and if necessary, determine the replacement of or rotation of, the independent auditor.

(b) Approve or pre-approve all auditing services (including comfort letters and statutory audits) and all permitted non-audit services by the auditor.

(c) Review, evaluate and discuss formal reports, at least annually, from the independent auditor regarding — and any disclosed relationships or services that may impact — the outside auditor’s independence, including a delineation of all relationships between the auditor and the Company; and take, or recommend to the Board, appropriate actions to oversee the independence of the outside auditor.

(d) Establish hiring policies for employees or former employees of the independent auditors.

(e) At least annually, receive a report, orally or in writing, from the independent auditor detailing the firm’s internal quality control procedures and any material issues raised by independent auditor’s internal quality control review, peer review or any governmental or other professional inquiry performed within the past five years and any remedial actions implemented by the firm.

5.2  Oversight of Audit Process and Company’s Legal Compliance Program.

(a) Review with internal auditors and the independent auditor the overall scope and plans for audits, including authority and organizational reporting lines and adequacy of staffing and compensation. Review with internal auditors and the independent auditor any difficulties with audits and management’s response.

(b) Review and discuss with management, internal auditors and the independent auditor the Company’s system of internal controls, its financial and critical accounting practices, and policies relating to risk assessment and management and review management’s report on such matters.

(c) Receive and review reports of the independent auditor discussing 1) all critical accounting policies and practices used in the preparation of the Company’s financial statements, 2) all alternative treatments of financial information within GAAP that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor, and 3) other material written communications between the independent auditor and management, such as any management letter or schedule of unadjusted differences.

(d) Discuss with management and the independent auditor any changes in the Company’s critical accounting principles and the effects of alternative GAAP methods, off-balance sheet structures and regulatory and accounting initiatives.

(e) Review and discuss with management and the independent auditor the annual and quarterly financial statements of the Company and the disclosures to be presented within “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” (“MD&A”) prior to the filing of the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Discuss results of the annual audit and quarterly review and any other matters required to be communicated to the Committee by the independent auditor under generally accepted auditing standards. Discuss with management and the independent auditor their judgment about the quality of accounting principles, the reasonableness of significant judgments, including a description of any transactions as to which management obtained Statement on Auditing Standards No. 50 letters, and the clarity of disclosures in the financial statements, including the Company’s disclosures of critical accounting policies and other disclosures under within MD&A.

(f) Review, or establish standards for the type of information and the type of presentation of such information, to be included in earnings press releases and earnings guidance provided to analysts and rating agencies.

(g) Review material pending legal proceedings involving the Company and other contingent liabilities.

(h) Receive from the Company’s Chief Executive Officer (the “CEO”) and Chief Financial Officer (the “CFO”) a report of all significant deficiencies and material weaknesses in the design or operation of internal controls, and any fraud that involves management or other employees who have a significant role in the Company’s internal controls.

(i) Discuss with independent auditor the matters required to be communicated to audit committees in accordance with Statement on Auditing Standards No. 61.

(j) Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submissions by employees of concerns regarding questionable accounting or accounting matters.

(k) The Committee shall review with management and the independent auditor any material financial or other arrangements of the Company which do not appear on the Company’s financial statements and any transactions or courses of dealing with third parties that are significant in size or involve terms or other aspects that differ from those that would likely be negotiated with independent parties, and which arrangements or transactions are relevant to an understanding of the Company’s financial statements.

(l) Based on its reviews referred to in Sections 5.2(e) and (i) and 5.1(c), determine whether to recommend to the Board that the audited financial statements of the Company presented to the Committee be included in the Company’s Annual Report on Form 10-K.

5.3  Other Responsibilities.

(a) Review and reassess the adequacy of this Charter annually and submit the Charter to the Board for approval.

(b) Prepare a report for inclusion in the Company’s annual proxy statement as required by SEC rules.

(c) Put in place an appropriate control process for reviewing and approving Company’s internal transactions and accounting.

(d) Report on the meetings of the Committee to the Board on a regular basis.

(e) Annually perform, or participate in, an evaluation of the performance of the Committee, the results of which shall be presented to the Board.

(f) Approve a code of ethics, as required by the rules of the SEC, for the CEO and principal accounting and financial officers of the Company.

(f) Review for potential conflict of interest situations and approve all related-party transactions.

(g) Perform any other activities consistent with this Charter, the Company’s by-laws and governing law as the Board or the Committee shall deem appropriate, including holding meetings with the Company’s investment bankers and financial analysts.

6.  Authority and Resources of the Audit Committee.  The Committee has the authority to investigate any matter brought to its attention with full access to all books, records, facilities and personnel of the Company. The Committee has the authority to retain independent legal, accounting or other experts and advisors that it determines necessary to carry out its duties. It also has authority to determine compensation for such advisors as well as for the independent auditor. The Committee may determine appropriate funding needs for its own ordinary administrative expenses that are necessary and appropriate to carrying out its duties.

7.  Limitations on Scope.  The Committee members shall serve on the Committee subject to the understanding on their part and the part of the Company’s management, the independent auditor and the internal auditors that:

The Committee members are not employees or officers of the Company and are not directly involved in the Company’s daily operations, and they will not serve as members of the Committee on a full-time basis.

The Committee members expect the Company’s management, the independent auditors and the internal auditors to provide the Committee with prompt and accurate information, so that the Committee can discharge its duties properly.

To the extent permitted by law, the Committee shall be entitled to rely on the information and opinions of the persons and entities noted above in carrying out its responsibilities.

The Committee members, in adopting this Charter and in agreeing to serve on the Committee, do so in reliance on, among other things, the provisions of the Company’s charter which:

Provide indemnification for their benefit; and,

To the fullest extent provided by law, provide that no director shall be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as director.

FORM OF PROXY CARD
VIACELL, INC.
245 First Street, 15th Floor
Cambridge, MA 02142
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS
     The undersigned stockholder of ViaCell, Inc. (the “Company”) acknowledges receipt of the Company’s Notice of Annual Meeting of Stockholders and Proxy Statement, dated April 16, 2007, and does hereby appoint Marc D. Beer and Marc Rubenstein, and each of them acting singly, the attorneys and proxies of the undersigned, with full power of substitution, to vote, on behalf of the undersigned, all of the shares of common stock of the Company held of record by the undersigned on April 9, 2007, at the Company’s Annual Meeting of Stockholders to be held at 9:00 a.m. (local time) on May 30, 2007 at the Company’s offices located at 245 First Street (15th Floor), Cambridge, Massachusetts, 02142, and at all adjournments thereof, hereby revoking any proxy heretofore given with respect to such shares.
     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF EACH OF THE LISTED DIRECTOR NOMINEES AND FOR ALL OF THE OTHER PROPOSALS. IN THEIR DISCRETION, THE PROXIES ARE ALSO AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.
PLEASE INDICATE YOUR VOTE, SIGN AND MAIL THIS PROXY TODAY USING THE
ENCLOSED ENVELOPE.
NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.
(Continued and to be signed on reverse side.)

(REVERSE SIDE OF PROXY CARD)
Please date, sign and mail your
proxy card back as soon as possible!
Annual Meeting of Stockholders
ViaCell, Inc.
May 30, 2007
☒ Please mark your votes as in this example

		FOR	WITHHELD
		all	from all
		nominees	nominees
1.	Election of three nominees to the Board of Directors, to serve for a three-year term ending at the Company’s Annual Meeting of Stockholders in 2010 and until their successors are duly elected and qualified or their earlier resignation or removal	☐	☐	Nominees:	Marc D. Beer Vaughn M. Kailian James Sigler

For, except withheld from the following nominee(s):

		FOR	AGAINST	ABSTAIN

2.	Ratification of the selection of PricewaterhouseCoopers, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2007	☐	☐	☐

				Mark here for Address Change and Note on Left	☐

SIGNATURE	DATE:	SIGNATURE (IF HELD JOINTLY)	DATE:

Note:	Please sign exactly as name appears on stock certificate. When shares are held by joint tenants, both should sign. When signing as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.